Exhibit 23.4
Skadden, Arps, Slate, Meagher & Flom llp and affiliates
September 29, 2009
China Real Estate Information Corporation
No. 383 Guangyan Road
Shanghai 200072
People’s Republic of China
Ladies and Gentlemen:
     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by China Real Estate Information Corporation on September 29, 2009, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.
Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP